Exhibit 99.3

07

NEWS RELEASE

CONTACTS
Media	Investor Relations
Angela Howland Blackwell: 585-678-7141 Cheryl Gossin: 585-678-7191	Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Receives DOJ Clearance

to Proceed with Acquisition of

Grupo Modelo’s U.S. Business

~ Company to become #3 producer and marketer of beer for the U.S. ~

VICTOR, N.Y., April 19, 2013 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), Anheuser-Busch InBev (Euronext: ABI; NYSE: BUD), and Grupo Modelo, S.A.B. de C.V. (BMV: GMODELOC), have reached a final agreement with the U.S. Department of Justice on the terms of a settlement of the Department of Justice’s litigation challenging AB InBev’s proposed acquisition of the remaining stake in Grupo Modelo that it does not already own.

Constellation will become a fully independent beer competitor in the U.S. with perpetual rights for the Modelo brands currently sold by Crown and autonomous control of distribution, marketing, promotion and pricing. In addition, Constellation will have full control of its production and supply chain and have full rights to create line extensions and new brands to continue to drive the business.

“The Crown acquisition represents a significant milestone for Constellation as the most transformational event in the history of our 68-year-old company,” said Rob Sands, president and chief executive officer, Constellation Brands. “Overall, this transaction will nearly double the sales of our company, significantly enhance our earnings and free cash flow, diversify our profit stream and provide new avenues for growth. It will solidify our place in the U.S. beer market for the long term as the brand owner and producer of the iconic Modelo portfolio of brands in the U.S. with Corona Extra, the best selling imported beer, Corona Light, the leading imported light beer and Modelo Especial, the third largest and the fastest growing major imported beer brand in the category.”

The parties have jointly approached the Court with the terms of a proposed Final Judgment, which would fully resolve the Department of Justice’s claims in its litigation challenging the proposed acquisition.

The agreement is substantially in line with the revised transaction announced on February 14, 2013. The proposed Final Judgment presented to the Court includes additional binding commitments to the revised transaction, which are designed to ensure a prompt divestiture of assets by AB InBev to Constellation, the necessary build-out of the Piedras Negras brewery by Constellation, as well as certain distribution guarantees for Constellation in the United States.

Once the Stipulation and Order (which is filed concurrently with, and requires the parties to comply with, the proposed Final Judgment) is signed by the Court, AB InBev, Grupo Modelo and Constellation intend to move swiftly to complete the pending transactions. These include an all-cash tender offer of USD 9.15 per share by AB InBev for all the outstanding Grupo Modelo shares it does not already own and, upon completion of the tender offer, the sale of Grupo Modelo’s Piedras Negras brewery and stake in Crown to Constellation.

The Mexican Competition Commission approved the revised transaction with Constellation in early April 2013. Therefore, once the Stipulation and Order is signed, all regulatory approvals necessary for closing the transactions with Grupo Modelo and Constellation will have been obtained. The transaction is expected to occur around the end of Constellation’s first quarter fiscal 2014 or shortly thereafter.

About Constellation Brands

Constellation Brands is the world’s leading premium wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes, and more than 4,400 talented employees worldwide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Clos du Bois, Kim Crawford, Inniskillin, Franciscan Estate, Mark West, Ruffino, Simi, Estancia, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.

Constellation Brands (NYSE: STZ and STZ.B) is a S&P 500 Index and Fortune 1000® company with more than 100 brands in our portfolio, sales in about 100 countries and operations in approximately 40 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation, visit the company’s website at www.cbrands.com.

Forward-Looking Statements

This news release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements. The word “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements may relate to business strategy, future operations, prospects, plans and objectives of management, as well as information concerning expected actions of third parties. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. The transactions described in the news release (collectively, the “Transactions”) are subject to the satisfaction of certain closing conditions, including receipt of any necessary regulatory approval and the consummation of certain transactions between Anheuser-Busch InBev SA/NV and Grupo Modelo, S.A.B. de C.V. and certain of its affiliates. All forward-looking statements speak only as of the date of this news release and Constellation Brands undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements are based on management’s current expectations should not be construed in any manner as a guarantee that such results will in fact occur or that the Transactions will occur or occur on the timetable contemplated hereby.

In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of Constellation Brands contained in this news release are subject to a number of risks and uncertainties, including completion of the Transactions on the expected terms, the availability of financing on the expected terms, the ability to realize the expected benefits of the Transactions, and other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 29, 2012, as supplemented by the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2012, which could cause future performance to differ from current expectations.

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